Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES SECOND QUARTER OPERATING RESULTS

FORT LEE, NJ, August 14, 2008 - Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income for the three and six months ended June 30, 2008 of $1,068,000 and $2,180,000 as compared to  $1,125,000 and $3,536,000 for the same periods in 2007. Net income for the three and six months ended June 30, 2008 was $.11 and $.22 per share on a fully diluted basis as compared to $.11 and $.35 per share on a fully diluted basis for the same periods in 2007.

Net sales for the three and six months of 2008 were $104,264,000 and $223,293,000 as compared to $116,780,000 and $256,621,000 for the same periods in 2007.

  Empire Resources, Inc is engaged in the purchase, sale and distribution of semi-finished aluminum products to a diverse customer base located throughout the United States and Canada, Europe, Australia and New Zealand.  The Company also manufactures prime aluminum extruded products in its facility located in Baltimore, MD.  Empire Resources, Inc. distributes a wide range of semi-finished aluminum products to customers in the distribution, transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe and maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements.  Such statements involve various risks that may cause actual results to differ materially.  These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:
David Kronfeld
917-408-1940
dkronfeld@empireresources.com

Consolidated Statements of Income
In thousands, except per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$104,264	$116,780	$223,293	$256,621
Cost of goods sold	97,981	110,259	210,800	241,682
Gross profit	6,283	6,521	12,493	14,939
Selling, general and administrative expenses	2,756	2,708	5,532	5,224
Operating income	3,527	3,813	6,961	9,715
Interest expense	1,798	2,081	3,457	4,107
Income before income taxes	1,729	1,732	3,504	5,608
Income taxes	661	607	1,324	2,072
Net income	$1,068	$1,125	$2,180	$3,536
Weighted average shares outstanding:
Basic	9,826	9,790	9,826	9,790
Diluted	9,977	10,050	9,974	10,051
Earnings per share:
Basic	$0.11	$0.11	$0.22	$0.36
Diluted	$0.11	$0.11	$0.22	$0.35

See Notes to Unaudited Condensed Consolidated Financial Statements